Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement on Form S-4 of The First Bancshares, Inc. our reports dated March 7, 2019  relating to First Florida Bancorp, Inc.’s consolidated financial statements as of December 31, 2018 and 2017. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Saltmarsh, Cleaveland & Gund, P.A.

Pensacola, Florida

September 11, 2019